================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              EXABYTE CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

[LOGO OF EXABYTE CORPORATION]
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 4, 1998

To the Stockholders:

The 1998 Annual Meeting of Stockholders will be held at the following time and place:

                TIME:     Monday, May 4, 1998
                          9:00 a.m. Mountain Standard Time

                PLACE:    Exabyte Corporate Headquarters
                          1685 38th Street
                          Boulder, Colorado 80301

                PURPOSE:  To elect two directors;

                          To approve the Board's selection of Price Waterhouse
                            LLP as our independent accountants for fiscal 1998; and

                          To conduct any other business that has been properly
                            brought before the meeting.

  (The accompanying Proxy Statement describes these items in greater detail.)

You are entitled to notice of this Annual Meeting and may vote at this Annual Meeting only if you were a stockholder of record at the close of business on March 16, 1998. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy at your earliest convenience. This will ensure your representation at the Annual Meeting.

                                             By order of the Board of Directors

                                             [SIGNATURE OF STEPHEN F. SMITH]

                                             Stephen F. Smith
                                             Corporate Secretary

Boulder, Colorado
March 31, 1998

A RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES, IS ENCLOSED. YOU MAY ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. RETURNING THE ENCLOSED PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING YOUR SHARES IN PERSON, HOWEVER, IF YOUR SHARES ARE HELD BY A BANK, BROKER, OR OTHER INTERMEDIARY, AND YOU WISH TO VOTE IN PERSON, YOU MUST BRING A PROXY ISSUED IN YOUR NAME OR A LETTER FROM THE BANK OR BROKER CONFIRMING YOUR BENEFICIAL OWNERSHIP.

                              EXABYTE CORPORATION

                               ----------------

                                PROXY STATEMENT

                               ----------------

GENERAL

  Our Board of Directors (the "Board") is soliciting the enclosed proxy to use at the Annual Meeting of Stockholders, including any adjourned or postponed meeting (the "Annual Meeting"), for the purposes stated in this Proxy Statement and the accompanying Notice of Annual Meeting. The Annual Meeting will be held on May 4, 1998 at 9:00 a.m. at Exabyte's corporate headquarters, 1685 38th Street, Boulder, Colorado 80301.

  We intend to mail this Proxy Statement and the enclosed proxy card on or about March 31, 1998 to all stockholders of record as of March 16, 1998.

SOLICITATION

  We will pay all costs of proxy solicitation, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy card and any additional information furnished to the stockholders. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, telegram, in person or otherwise, by Exabyte directors, officers or employees without additional compensation. We may reimburse banks, brokerage houses, fiduciaries, custodians and other intermediaries for their costs of forwarding the proxy materials to beneficial owners.

RECORD DATE, VOTING RIGHTS AND SHARES OUTSTANDING

  You are entitled to vote at the Annual Meeting only if you are a stockholder of record at the close of business on March 16, 1998. On this date, 22,465,318 shares of common stock were outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share held on all matters submitted for a vote. The persons named as proxy holders on the proxy card will vote your shares as you indicate on the enclosed proxy card. If you do not specify on your proxy card how you want your shares voted, the proxy holders will vote your shares "FOR" all of the nominees for directors named in Proposal 1 and "FOR" Proposal 2.

  A quorum is necessary to hold a valid meeting. A quorum will be reached when the holders of at least a majority of the outstanding shares of common stock are present in person or represented by proxy at the Annual Meeting. If you mark your proxy card "ABSTAIN" on any proposal, your shares will still be counted towards a quorum, but your vote on that proposal will have the same effect as a vote against the proposal. Broker non-votes will also be counted towards a quorum, but otherwise will have no effect on the outcome of the proposal. (Broker non-votes occur when brokers do not vote on some matters because they have not been authorized to vote on that matter by the beneficial owners of the shares.)

REVOCABILITY OF PROXIES

  You may revoke your proxy at any time before it is voted at the Annual Meeting by:

  .  filing a written notice of revocation with the Corporate Secretary;

  . filing another executed proxy, which bears a later date, with the Corporate Secretary; or

  . attending the Annual Meeting and voting in person. Please note that simply attending the Annual Meeting will NOT revoke your proxy.

STOCKHOLDER PROPOSALS

  We know of no additional business to be presented for vote at the Annual Meeting that is not already included in this Proxy Statement. However, if additional business is properly presented for a vote at the Annual Meeting, the proxy holders intend to vote on that business in accordance with their best judgment.

  If you would like to present a proposal for possible inclusion in the Company's proxy statement for the 1999 Annual Meeting of Stockholders, we must receive it no later than December 2, 1998. To present other director nominations or stockholder proposals at the meeting, you must provide us with advance written notice in accordance with our By-laws (a copy of which is available from the Corporate Secretary upon request.)

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

GENERAL

  There are currently seven directors on the Board. The Board is divided into three classes. One class is elected at each annual meeting of stockholders for a three-year term. Any vacancies on the Board (including a vacancy created by an increase in the size of the Board) can be filled by either a majority vote of the stockholders or a majority vote of the remaining directors. Any director elected to fill a vacancy serves for the remainder of the term of the class in which he was elected.

  Directors are elected at the Annual Meeting by a plurality of the shares voted, which means that, for the Annual Meeting, the two nominees for director who receive the most affirmative votes will be elected. The proxy holders will vote for the nominees listed below, unless otherwise directed on the proxy card. If any of the nominees become unavailable for election, the proxy holders will vote for a substitute nominee selected by management, or the Board may reduce the number of directors to be elected at the meeting. The persons nominated for election have agreed to serve if elected. Management has no reason to believe that they will not be able to serve.

  There are currently three directors in the class whose term expires in 1998. Two of these directors, Mr. Bruce Holland and Mr. Tom Washing, have decided to retire from the Board at the end of their term. We would like to express our appreciation for their many years of dedicated service to the Board. The other director, Mr. Peter Behrendt, is being nominated for reelection. One nominee, Mr. A. Laurence Jones, is being nominated for election for the first time. If elected, the nominees would serve until the 2001 Annual Meeting, and until a successor is elected and qualified (or until the director's earlier death, resignation or removal). We are submitting nominations to fill only two of the three positions available in this class as the Board intends to reduce the number of directors in this class from three to two. You may not vote for more than two nominees. The directors in the other two classes are not up for election this year.

BOARD COMMITTEES AND MEETINGS

  During fiscal 1997 (ended January 3, 1998), the Board held eight regular meetings (including telephone board meetings). The Board has three standing committees: an Audit Committee, a Compensation Committee and a Stock Option Committee.

  The Audit Committee meets with our independent auditors at least once a year to review the results of the annual audit and discuss the financial statements. The Audit Committee recommends to the Board the independent accountants to be retained and considers the auditors' comments on controls, adequacy of staff and management performance, and other audit and financial control procedures. The Audit Committee, which is currently composed of Messrs. Washing, Perry and Sorenson, met two times during fiscal 1997.

  The Compensation Committee determines officer and director compensation (including salaries, incentive compensation and stock options) as well as compensation levels for other employees and performs other functions related to compensation that the Board assigns to it. The Compensation Committee, currently composed of Messrs. Perry, Pardun, Holland, Sorenson and Washing, met two times during fiscal 1997.

  The Stock Option Committee has the authority to grant options to employees who are not officers or directors. The Stock Option Committee, currently composed of Messrs. Behrendt, Holland, Pardun and Washing, met five times during fiscal 1997.

  Each director attended at least 75% of the Board meetings and committee meetings (for those committees on which he served) that were held during his directorship in fiscal 1997.

  Biographical information for each nominee is provided below, followed by biographical information for each director whose term will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS

Peter D. Behrendt

  Mr. Peter D. Behrendt, age 59, joined the Company in July 1987 as President, Chief Operating Officer and director. Mr. Behrendt was the Company's Chairman of the Board from January 1992 until January 1998. He served as President until January 1997, Chief Operating Officer until December 1994 and Chief Executive Officer from July 1990 until January 1997. Prior to joining the Company, Mr. Behrendt held various executive positions during 26 years with IBM, including Director of quality and product assurance for the information systems and communications group and Product Manager of the electronic typewriter business. Mr. Behrendt was also responsible for product and business planning for IBM's disk and tape offerings. Mr. Behrendt currently serves as a director of Western Digital Corporation and Infocus Systems Corporation.

A. Laurence Jones

  Mr. A. Laurence Jones, age 44, is currently an independent Operating Affiliate of McCown DeLeeuw and Co., a leverage buy-out investment firm, and has served in that capacity since joining the firm in January 1998. Previously, Mr. Jones served as President and Chief Executive Officer of Neodata Service, Inc., a direct marketing company, from 1993 to 1998. Mr. Jones also served as President and Chief Executive Officer of GovPX, Inc. from 1991 to 1993 and Senior Vice President and Corporate Officer of Automatic Data Processing from 1987 to 1991. Prior to 1987, Mr. Jones spent ten years at Wang Laboratories, where he held various technical and managerial positions, including that of Chief Executive Officer of a financial information services division. Mr. Jones is also a director of CCI/Triad, SARCOM, RSP Manufacturing and Hand Technologies.

          THE BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

Ralph Z. Sorenson

  Dr. Ralph Z. Sorenson, age 64, has served as a director of Exabyte since January 1993. Dr. Sorenson is currently a Professor Emeritus at the College of Business and Administration at the University of Colorado at Boulder. From July 1992 to June 1993, he was Dean of the College of Business and Administration. Dr. Sorenson served as Adjunct Professor of Management at the Harvard Business School from 1989 to 1992, teaching management policy and practice. From 1981 to 1989, Dr. Sorenson was Chairman, President and Chief Executive Officer of Barry Wright Corporation, a diversified industrial company engaged in the design and manufacture of industrial products for improving productivity and integrating filing systems for the office. Prior to 1981, he was President of Babson College in Wellesley, Massachusetts. Dr. Sorenson also serves as a director of Eaton Vance Corporation, Houghton Mifflin Company, Polaroid Corporation and Whole Foods Market Incorporated.

Thomas E. Pardun

  Mr. Thomas E. Pardun, age 53, has served as a director of Exabyte since April 1995. Mr. Pardun has been President of U.S. West International, Asia-Pacific, a subsidiary of U.S. West, Inc., since May 1996. From April 1993 until May 1996, Mr. Pardun was President and Chief Executive Officer of U.S. West Multimedia

Communications, Inc. Previously, Mr. Pardun was Vice President and General Manager of business and government services at U.S. West Communications from January 1990 to April 1993. He served as Vice President of marketing and planning for U.S. West Communications from June 1988 through December 1989. Mr. Pardun was President of U.S. Sprint's Central Group, Sprint's West Division, and Senior Vice President of business development for Sprint in Kansas City. Prior to his association with Sprint, Mr. Pardun held a variety of management positions with IBM Corporation. Mr. Pardun also serves as a director of Western Digital Corporation and the Denver Center for the Performing Arts.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

Mark W. Perry

  Mr. Mark W. Perry, age 54, has served as a director of Exabyte since March 1994. Mr. Perry has served as a General Partner of New Enterprise Associates, a venture capital firm, since January 1996. From May 1994 to December 1995, Mr. Perry served as President and Chief Executive Officer and then as Chairman of Viewstar Corporation, a provider of business process automation client/server software. Prior to joining Viewstar, Mr. Perry was employed by Silicon Graphics, Inc., a manufacturer of visual computing systems, serving as: Vice Chairman from April 1992 until May 1994; Executive Vice President responsible for worldwide sales, marketing and service, business development and administration in 1991 and 1992; Executive Vice President responsible for the product divisions, including research and development, manufacturing, marketing and software applications, from 1988 through 1990; and Vice President of Finance and Administration and Chief Financial Officer from 1985 to 1988. Prior to his association with Silicon, Mr. Perry was Executive Vice President and Chief Operating Officer of Sonoma Vineyards, Windsor, California from 1982 to 1985 and a partner at Arthur Young & Company, San Francisco, California, from 1977 to 1982. Mr. Perry is a Certified Public Accountant. Mr. Perry is also a director of: Arbor Software Corporation; Agora Digital; Avirnex Communications Group; Be, Inc.; Big Book, Inc.; Cogit, Inc.; Optitek, Inc.; Silicon Spice, Inc.; and Warp Speed Communications.

William L. Marriner

  Mr. William L. Marriner, age 45, joined the Company in March 1987 as Vice President of finance and administration and Chief Financial Officer. He was subsequently promoted to Senior Vice President in July 1991 and Executive Vice President in December 1994 and continued to serve as Chief Financial Officer until December 1997. Mr. Marriner was elected acting President and Chief Executive Officer in January 1997, President, Chief Executive Officer and director in July 1997 and Chairman of the Board in January 1998. Prior to joining the Company, Mr. Marriner held various positions at Storage Technology Corporation from 1978 to 1987, including Vice President of Pacific and Latin American operations, manager of business planning and administration for international operations and Assistant to the President.

                                  PROPOSAL 2

                            APPROVAL OF INDEPENDENT
                             ACCOUNTANTS SELECTION

  The Board has selected Price Waterhouse LLP as Exabyte's independent accountants for fiscal 1998 (ending January 2, 1999). The Board has directed that management submit this selection for approval by the stockholders at the Annual Meeting.

  Price Waterhouse LLP has audited our financial statements since Exabyte was first incorporated. We expect a representative of Price Waterhouse LLP to be present at the Annual Meeting to make a statement if he so desires and to respond to any appropriate questions.

  Stockholder approval of the selection of the accountants is not required by our By-laws or otherwise. However, the Board is submitting the selection of Price Waterhouse LLP to the stockholders for approval because it believes it is good corporate practice to do so. If the stockholders fail to approve this proposal, the Board will consider whether to retain Price Waterhouse LLP, but the final decision rests entirely with the Board. Additionally, the Board may appoint a different independent auditing firm at any time during the year if the Board determines that it would be in the best interest of Exabyte and its stockholders.

  The affirmative vote of a majority of the shares voted is required to approve the selection of Price Waterhouse LLP.

              THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of Exabyte's common stock, to file with the Commission initial reports of ownership and reports of changes in ownership. Officers, directors and greater than 10% stockholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

  Mr. David Riegel inadvertently failed to timely file his Form 4 to report that he purchased 4,500 shares in January 1997 on behalf of the trust held in his and his wife's name.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table provides certain information regarding the ownership of Exabyte's common stock as of March 2, 1998 by: (i) each director; (ii) each executive officer named in the Summary Compensation Table who was employed by Exabyte in that capacity as of March 2, 1998; (iii) all of Exabyte's executive officers and directors as a group; and (iv) all those known to be beneficial owners of more than five percent of Exabyte's common stock:

                                                                BENEFICIAL
                                                               OWNERSHIP(1)
                                                           --------------------
                                                           NUMBER OF PERCENT OF
BENEFICIAL OWNER                                            SHARES     TOTAL
----------------                                           --------- ----------
First Pacific Advisors, Inc.(2)........................... 2,802,900    12.5%
  11400 West Olympic Boulevard
  Suite 1200
  Los Angeles, CA 90064
Brinson Partners, Inc.(3)................................. 1,148,100     5.1%
  209 South LaSalle Street
  Suite 107
  Chicago, IL 60604-1295
William L. Marriner(4)(5).................................   261,865     1.2%
Peter D. Behrendt(4)(6)...................................   524,840     2.3%
Bruce M. Holland(4).......................................    18,800       *
Thomas E. Pardun(4).......................................    12,700       *
Mark W. Perry(4)..........................................    22,200       *
Ralph Z. Sorenson(4)......................................    23,400       *
Thomas G. Washing(4)(7)...................................    31,396       *
Mark W. Canright(4).......................................   101,200       *
Stephen F. Smith(4).......................................    20,094       *
All executive officers and directors as a group (9
 persons)(8).............................................. 1,016,495     4.5%

--------
*   Less than one percent.

(1) This table is based upon information supplied by officers, directors, principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole power to vote and dispose of the shares indicated as beneficially owned. Applicable percentages are based on 22,479,913 shares outstanding on March 2, 1998, adjusted as required by rules of the Commission.

(2) Based on a Schedule 13G filed with the Commission on February 5, 1998. First Pacific Advisors, Inc., a subsidiary of United Asset Management Corporation, manages the FPA Family of Funds. It has shared voting power with respect to 822,900 shares and shared dispositive power with respect to 2,802,900 shares.

(3) Based on a Schedule 13G filed with the Commission on February 15, 1998. Brinson Partners, Inc. is an Investment Advisor registered under section 203 of the Investment Advisors Act of 1940. It has shared voting and dispositive powers with respect to all shares held.

(4) Includes shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of March 2, 1998, as follows: Mr. Marriner, 178,900 shares; Mr. Behrendt, 283,500 shares; Mr. Holland, 18,400 shares; Mr. Pardun, 11,700 shares; Mr. Perry, 18,200 shares; Mr. Sorenson, 23,400 shares; Mr. Washing, 18,400 shares; Mr. Canright, 101,200 shares; and Mr. Smith, 19,180 shares.

(5) Includes 25,000 shares held by Mr. Marriner's spouse.

(6) Includes 4,420 shares held by Mr. Behrendt's spouse as custodian for the benefit of his children.

(7) Includes 2,500 shares held by Mr. Washing's spouse as to which he disclaims beneficial ownership.

(8) Includes shares described in the notes above, as applicable.

                       COMPENSATION COMMITTEE REPORT/1/

COMPENSATION COMMITTEE POLICIES

  The Compensation Committee (the "Committee") is composed of Exabyte's five non-employee directors. The Committee is responsible for establishing and administering the policies that govern compensation of executive officers. Due to the increasingly competitive demand for superior executive talent, the Company's executive compensation program has been designed to attract, retain, motivate and appropriately reward executive officers capable of leading the Company to meet its business objectives and to enhance long-term stockholder value. Compensation for the Company's executive officers includes the following key elements:

  .  base salary;

  .  incentive bonus awards; and

  .  stock option awards (long-term compensation).

  Base salary is determined primarily as a function of competitive salary levels. The Committee annually reviews the executive officers' salaries and compares them with the salary levels of executives in similar capacities and industries. The Committee then establishes salary levels for the Company's executive officers based in large part on the results of that review.

  In establishing an executive officers' bonus plan opportunity, the Committee takes into account each executive officer's position and level of responsibility. Incentive bonus award payouts are based upon the Company's performance as measured by actual achievement against the annual operating plan approved by the Board of Directors during the previous fiscal year.

  In establishing an executive officer's level of stock option grant, the Committee takes into account the executive officer's performance during the previous fiscal year, his potential to influence the operations of the Company in the future and the performance of the Company during the previous fiscal year. In particular, the Committee looks at criteria such as the Company's:

  .  financial performance;

  .  stock performance;

  .  long-term strategic decisions; and

  .  response to a rapidly changing competitive environment.

  The Committee does not base its considerations on any single performance factor nor does it specifically assign relative weights to factors, but rather considers a mix of factors and evaluates the Company and individual performances against that mix.

  BASE SALARY: Executive officers' base salaries for the current year are determined annually at the first Committee meeting of that year. To determine the salary level for each executive officer, the Committee evaluates that officer's position and the Radford Study results (described below).

  The Radford Study contains the results of independent surveys comparing the compensation paid to executive officers of companies with revenues between $200 million and $500 million. One survey also includes a separate comparison of 40 companies that are in the computer/peripherals business, including some of the Company's competitors. The Committee considers the companies included in the Radford Study, particularly

--------
/1/ The material in this report is not "soliciting material," is not deemed
 "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

those listed in the smaller survey, to be similar to the Company and, therefore, a relevant competitive framework for purposes of compensation decisions. There is little correlation between the companies included in the Radford Study and the companies included in the industry group index that was used in the Performance Graph.

  After careful consideration of the Radford Study and each executive officer's position in January 1997, the Committee approved a 5% increase in base salary for each of the executive officers. These adjusted salaries are at the lower range of those salaries reflected in the Radford Study.

  INCENTIVE BONUS AWARD: The annual incentive bonus plan for the executive officers is determined at the first Committee meeting of each year and any amounts due under such plan are paid to the executive officers in February of the following year. Potential bonus levels represent a percentage of each executive officer's base salary. The amount of bonus paid depends on the level of attainment of pre-tax income targets established by the annual operating plan, which is adopted by the Board at the first meeting of each year.

  Under the 1997 bonus plan, executive officers were eligible to receive up to 100% of their potential bonus to the extent that the Company attained pre-tax income levels targeted in the 1997 annual operating plan. However, no bonus was payable under the 1997 bonus plan unless the Company achieved at least 50% of such targeted pre-tax income levels. To the extent that the pre-tax income levels exceeded target, executive officers were eligible to receive up to 200% of bonus. Because the Company did not achieve at least 50% of the pre-tax income levels targeted in the 1997 annual operating plan, no bonuses were paid to executive officers under the 1997 bonus plan.

  STOCK OPTION AWARDS: The third component of executive compensation is the award of stock options. The Committee has used the grant of options under the Incentive Stock Plan to underscore the common interests of stockholders and management. Options granted to executive officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to motivate executive officers to focus on long-term strategic objectives.

  In determining the size of an option to be granted to an executive officer, the Committee takes into account the executive officer's position and level of responsibility within the Company, the executive officer's existing stock options and unvested option holdings, the potential reward to the executive officer if the stock price appreciates in the public market, as well as the results of the Radford Study. The Committee believes that long-term incentive compensation should constitute a significant component of compensation for executive officers.

  In addition to the factors listed above, in January 1997, the Committee also assessed each executive officer's individual performance during 1996 and his potential to influence the operations of the Company in the future. As a result of these factors, the Committee granted options at levels ranging from 20,000 to 80,000 shares to executive officers to purchase common stock. The exercise price for each grant is equal to the closing price of the stock on the date of grant. The Company's option grants vest over 50 months and are only of value to the extent vested, and only if the stock price has appreciated above the exercise price.

CHIEF EXECUTIVE OFFICER COMPENSATION

  On January 16, 1997, Mr. Peter Behrendt resigned as Chief Executive Officer and President of the Company, at which time the Company initiated a search for his successor. In anticipation of Mr. Behrendt's continuing service to the Company as an employee while the Company engaged in a search for his successor and as Chairman of the Board, the Committee authorized a 5% raise in Mr. Behrendt's salary for 1997 to $427,453. For the same reasons, the Committee also granted Mr. Behrendt an option to acquire 50,000 shares. As of July 11, 1997, Mr. Behrendt resigned as an employee of the Company and, as part of his termination package, was engaged by the Company as a consultant to the Company from July 1997 through the end of 1997 at a consulting rate during this period equal to 80% of his previous salary as an employee. As of the end of the term of his consulting agreement, Mr. Behrendt has no affiliation with the Company other than non-employee director and is currently paid by the Company as a non-employee director.

  The Board appointed Mr. William Marriner acting Chief Executive Officer and President in January 1997. Because of the interim nature of the appointment, the Committee did not raise Mr. Marriner's salary to the level generally given to the position of Chief Executive Officer and President. The Committee instead awarded Mr. Marriner, who retained his position as Chief Financial Officer until December 1, 1997, an option to acquire 80,000 shares, 50,000 of which were granted in recognition of his appointment as acting Chief Executive Officer and President. Consistent with the actions taken with respect to other executive officers, the Committee authorized a 5% raise in Mr. Marriner's base salary for 1997 to $245,000. On July 8, 1997, Mr. Marriner was appointed Chief Executive Officer and President of the Company. Mr. Marriner's base salary was then adjusted to $300,000 to reflect the change in his position and the increase in his responsibilities. The Committee also granted Mr. Marriner an option to acquire an additional 50,000 shares in recognition of his new responsibilities, as well as prior accomplishments, which included the divisional restructuring of the Company and the establishment of a new senior management team.

  For the reasons discussed in the Incentive Bonus Award section above, neither Mr. Behrendt nor Mr. Marriner was awarded a bonus under the 1997 bonus plan.

DEDUCTIBILITY OF COMPENSATION

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally imposes on the Company an annual corporate deduction limitation of $1 million on the compensation of certain executive officers. Compensation in excess of $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Company has not adopted a policy with respect to the treatment of all forms of compensation under Section 162(m) of the Code. However, the Compensation Committee has determined that stock options and rights granted under the Incentive Stock Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant should, where practicable, be treated as "performance-based compensation." To that end, the Incentive Stock Plan provides that no employee may be granted stock options under the Incentive Stock Plan during a calendar year to purchase in excess of 500,000 shares of common stock.

COMPENSATION COMMITTEE:  Mark W. Perry, Chairman
                         Ralph Z. Sorenson             *Thomas G. Washing
                         Thomas E. Pardun              *Bruce M. Holland

--------
*Not standing for re-election.

COMPENSATION OF DIRECTORS

  Each director who is not an employee of Exabyte receives $15,000 as an annual retainer for his services as a director. In addition, non-employee directors receive $1,500 for each Board meeting they attend in person and $250 for each committee meeting they attend in person and each telephone Board meeting in which they participate. Non-employee directors received an aggregate of $115,750 for their services rendered to Exabyte during fiscal 1997. Non-employee directors are also reimbursed for out-of-pocket travel expenses in connection with their attendance at Board meetings.

  Non-employee directors also receive options under the Incentive Stock Plan. On January 27th of each fiscal year, each non-employee director who has been a non-employee director for at least three months is automatically granted an option to purchase 5,000 shares of common stock. Each newly elected non-employee director, upon initial election to the Board, receives an option to purchase 10,000 shares. The exercise price of these options equals the fair market value of the stock on the date of grant. The options vest at the rate of 2% per month beginning one month following the date of grant. During fiscal 1997, options covering an aggregate of 25,000 shares were granted to non-employee directors as a group with a weighted average exercise price per share of $10.0694.

  As of July 11, 1997, Mr. Behrendt resigned as an employee of Exabyte and was engaged as a consultant through December 31, 1997, in addition to his role as Chairman of the Board. Mr. Behrendt was paid for his consulting services during this period per the terms of a consulting agreement (the "Agreement"). The Agreement established Mr. Behrendt's consulting rate at 80% of his salary level immediately prior to July 11, 1997. The Agreement further provided that Mr. Behrendt's stock options continued to vest through December 31, 1997 or until each respective option was fully vested, whichever was earlier. Any stock options that were not exercised within 90 days of July 11, 1997 were amended to expire on the earlier of July 11, 2000 or the expiration date of each respective grant. Mr. Behrendt also received a lump sum payment equal to the cost for a six-month period of COBRA benefits representing coverage comparable to the coverage he was receiving as an employee of Exabyte as well as the cost of obtaining equivalent disability and life insurance. Amounts paid to Mr. Behrendt under the Agreement are reflected in the Summary Compensation Table.

SUMMARY OF COMPENSATION

  The following table provides, for fiscal 1997 (ended January 3, 1998), fiscal 1996 (ended December 28, 1996), and fiscal 1995 (ended December 30,
1995), certain summary information concerning compensation paid to or earned by Exabyte's Chief Executive Officer, each of the other executive officers at the end of fiscal 1997, and two former executive officers (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                       LONG-TERM
                                                      COMPENSATION
                                                         AWARDS
                                                      ------------
                             ANNUAL COMPENSATION       SECURITIES
                          -------------------------    UNDERLYING   ALL OTHER
NAME AND PRINCIPAL             SALARY ($) BONUS ($)     OPTIONS    COMPENSATION
POSITION                  YEAR   (1)(2)      (3)         (#)(4)       ($)(5)
------------------        ---- ---------- ---------   ------------ ------------
William L. Marriner(6)..  1997  266,442          0      130,000       4,820
 Chairman of the Board,   1996  225,696     32,201       30,000       4,570
 Chief Executive Officer  1995  224,932          0       30,000       4,489
 & President

Mark W. Canright(7).....  1997  197,359     87,719(7)    20,000       5,914
 Senior Vice President    1996  189,195    167,264(7)    20,000       5,664
 of Sales and Customer    1995  189,980    149,209(7)    20,000       5,326
 Support

Stephen F. Smith(8).....  1997  147,182          0        5,000       5,081
 Vice President, Chief
 Financial Officer,
 General Counsel &
 Secretary

Peter D. Behrendt(9)....  1997  437,554          0       50,000       3,617
 Former Chairman of the   1996  408,860     72,666       65,000       8,700
 Board, Chief Executive   1995  406,680          0       65,000       7,826
 Officer & President

David L. Riegel(10).....  1997  267,146          0            0       2,852
 Former Executive Vice    1996  229,743     53,966       30,000       7,458
 President & Chief        1995  230,371          0       30,000       7,101
 Operating Officer

--------
 (1) Includes amounts earned but deferred at the election of the Named Executive Officers under our 401(k) plan.
 (2) As permitted by Commission rules, we have not shown amounts for certain perquisites where the amounts do not exceed the lesser of 10% of bonus plus salary or $50,000.
 (3) Bonus amounts shown are paid to Named Executive Officers in February of the following year.
 (4) We have not granted any SARs or restricted stock awards.
 (5) Includes matching payments by Exabyte under our 40l(k) plan for 1997 as follows: Mr. Marriner, $4,000; Mr. Canright, $4,000; Mr. Smith, $3,679; Mr. Behrendt, $0; and Mr. Riegel $0. Also includes the dollar value of executive life insurance premiums paid by Exabyte in 1997 for the benefit of the Named Executive Officers as follows: Mr. Marriner, $820; Mr. Canright, $1,914; Mr. Smith, $1,402; Mr. Behrendt, $3,617; and Mr. Riegel $2,852.
 (6) Since January 26, 1998, Mr. Marriner has served as Chairman of the Board; since July 8, 1997, he has served as Chief Executive Officer and President and until December 1, 1997, he served as Executive Vice President and Chief Financial Officer.
 (7) Includes $87,719 in commissions paid to Mr. Canright for 1997; $140,276 in commissions paid to Mr. Canright for 1996 and $149,209 in commissions paid to Mr. Canright for 1995.
 (8) Mr. Smith has served as Vice President & Chief Financial Officer since December 1, 1997. Prior to that date, Mr. Smith did not serve as an executive officer of Exabyte.
 (9) Until January 16, 1997, Mr. Behrendt served as President and Chief Executive Officer; until January 26, 1998, Mr. Behrendt served as Chairman of the Board. Amount shown under "Salary" includes compensation paid to Mr. Behrendt after July 11, 1997, as a consultant.
(10) Mr. Riegel retired on September 15, 1997.

EXECUTIVE OFFICER SEVERANCE PROGRAM

  We have a Severance Program under which officers and other specified employees are eligible to receive severance payments in the event their employment at Exabyte is terminated within one year after certain changes in control of Exabyte. The amounts payable under the Severance Program vary depending upon the position of the terminated officer or employee. The Severance Program limits the amount payable to twelve months of compensation and further provides for the accelerated vesting of outstanding stock options held by the terminated officer or employee.

INCENTIVE STOCK PLAN

  The Board adopted the Incentive Stock Plan in January 1987. As a result of a series of amendments, as of March 2, 1998 there were 9,500,000 shares of common stock authorized for issuance under the Incentive Stock Plan. The Incentive Stock Plan provides for the grant of both incentive (which generally have a favorable tax treatment) and non-statutory stock options to our employees, directors and consultants. These grants are made at the discretion of the Board. The Incentive Stock Plan also provides for the non-discretionary grant of non-statutory stock options to our non-employee directors.

  As of March 2, 1998, options to purchase 3,382,800 shares were outstanding under the Incentive Stock Plan and 2,395,480 shares were available for future grant.

STOCK OPTION GRANTS

  The following table contains information for fiscal 1997 concerning the grant of stock options under the Incentive Stock Plan to the Named Executive
Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                       POTENTIAL
                                                                   REALIZABLE VALUE
                                                                   AT ASSUMED ANNUAL
                                                                    RATES OF STOCK
                                                                         PRICE
                                                                   APPRECIATION FOR
                                     INDIVIDUAL GRANTS              OPTION TERM(3)
                         ----------------------------------------- -----------------
                         NUMBER OF  % OF TOTAL
                         SECURITIES  OPTIONS
                         UNDERLYING GRANTED TO
                          OPTIONS   EMPLOYEES  EXERCISE
                          GRANTED   IN FISCAL   PRICE   EXPIRATION
NAME                       (#)(1)    YEAR(2)    ($/SH)     DATE    5% ($)   10% ($)
----                     ---------- ---------- -------- ---------- ------- ---------
William L. Marriner.....   50,000      4.5      10.250   1/16/07   322,308   816,793
                           30,000      2.7      10.250   1/16/07   193,385   490,075
                           50,000      4.5      13.750   7/08/07   432,365 1,095,697
Mark W. Canright........   20,000      1.8      10.250   1/16/07   128,923   326,717
Stephen F. Smith........    5,000      0.5      12.375   2/12/07    38,912    98,612
Peter D. Behrendt.......   50,000      4.5      10.250   7/11/00    94,987   201,905
David L. Riegel.........        0      --          --        --        --        --

--------
(1) The Company does not have a plan that provides for the issuance of SARs. Options under the Incentive Stock Plan generally vest at the rate of 2% of the total grant per month, beginning one month from the date of grant, for a period of 50 months. Options may be either non-statutory or incentive stock options. The exercise price of options granted under the Incentive Stock Plan must be at least equal to the fair market value of the common stock subject to the option on the date of grant. Options granted to executive officers and certain members of management are subject to an agreement with the Company which provides that, upon a change of control, options will fully vest unless the Board directs otherwise. The Board may not reprice options granted under the Incentive Stock Plan.
(2) Based on options granted to employees for fiscal 1997 to purchase 957,000 shares.
(3) The potential realizable value is based on the term of the option at the date of grant (10 years in every case with the exception of Mr. Behrendt's stock option). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term, and that the option is exercised and sold on the last day of the option term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the Commission, and do not reflect our estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of our common stock. The amounts reflected in this table may never be achieved.

OPTION EXERCISES AND HOLDINGS

  The following table provides information concerning the exercise of options during fiscal 1997 and unexercised options held as of the end of fiscal 1997 for the Named Executive Officers:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                          NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                                         OPTIONS AT FY-END(#)(2)       AT FY-END($)(3)
                         SHARES ACQUIRED     VALUE      ------------------------- -------------------------
NAME                     ON EXERCISE(#)  REALIZED($)(1) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                     --------------- -------------- ------------------------- -------------------------
William L. Marriner.....           0               0         159,200/141,000                   0/0
Mark W. Canright........           0               0          92,820/36,480                1,500/0
Stephen F. Smith........           0               0          15,350/8,950                     0/0
Peter D. Behrendt.......     123,800       1,148,470         283,200/106,800                   0/0
David L. Riegel.........           0               0               0/0                         0/0

--------
(1) Value realized is based on the fair market value of Exabyte's common stock on the date of exercise (based on the closing sales price reported on the Nasdaq National Market) less the exercise price. The optionee may not have actually sold the shares to realize any gain.
(2) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of Exabyte's common stock on January 2, 1998.
(3) Fair market value of Exabyte's common stock on January 2, 1998 ($7.00, based on the closing sales price reported on the Nasdaq National Market) less the exercise price of the option.

                             PERFORMANCE GRAPH(1)

              COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT
                          AMONG EXABYTE CORPORATION,
                        NASDAQ COMPOSITE INDEX AND THE
                   NASDAQ COMPUTER MANUFACTURER STOCKS INDEX


                         [GRAPH APPEARS HERE]


---------------------------------FISCAL YEAR ENDING-----------------------------

COMPANY                        1992     1993     1994     1995     1996    1997
EXABYTE CORPORATION             100      96.58   117.12   80.14    73.97   38.36
NASDAQ MARKET INDEX             100     119.95   125.94  163.35   202.99  248.30
NASDAQ COMPUTER
 MANUFACTURER STOCKS INDEX      100     115.43   140.01  192.02   260.29  330.89

                  ASSUMES $100 INVESTED ON DECEMBER 27, 1991
                         ASSUMES DIVIDEND REINVESTMENT
                       FISCAL YEAR ENDED JANUARY 3, 1998

--------
(1) The material in this chart is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                 OTHER MATTERS

  The Board knows of no other proposals that will be presented for consideration at the Annual Meeting. If any other proposals are properly brought before the Annual Meeting, the proxy holders intend to vote on such proposals in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          [SIGNATURE OF STEPHEN F. SMITH]

                                          Stephen F. Smith
                                          Corporate Secretary

 A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 3, 1998 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: VIRGINIA ILGES, EXABYTE CORPORATION, 1685 38TH STREET, BOULDER, COLORADO 80301.

                                     PROXY

                              EXABYTE CORPORATION

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 4, 1998

   The undersigned hereby appoints William L. Marriner and Stephen F. Smith, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exabyte Corporation (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's principal executive offices, 1685 38th Street, Boulder, Colorado 80301 on Monday, May 4, 1998 at 9 a.m., and at any and all continuations, postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all matters that may properly come before the meeting.

   UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

----- PLEASE MARK
  X   VOTES AS IN
----- THIS EXAMPLE

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

1. To elect two directors to hold office until the 2001
   Annual Meeting of Stockholders.

   NOMINEES:    Peter D. Behrendt and A. Laurence Jones

                        FOR     WITHHELD
                        [_]        [_]

[_] _________________________________________
    For both nominees except as noted above



                                          FOR     AGAINST      ABSTAIN
2. To ratify the selection of Price       [_]       [_]          [_]
   Waterhouse LLP as independent
   accountants of the Company for the
   fiscal year ending January 2, 1999.

                             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [_]


                             PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


Signature:_______________ Date:________  Signature:_______________ Date:________